                                                                    EXHIBIT 10.7

            SUMMARY OF SENIOR EXECUTIVE 2005 SUPPLEMENTAL BONUS PLAN

      Our Chief Financial Officer and our Vice Presidents (collectively, the "Senior Executives") are eligible for performance-based awards for the 2005 fiscal year under our Senior Executive 2005 Supplemental Bonus Plan. If the company attains its targeted Adjusted EBITDA, the company will create a bonus pool from a portion of the incremental earnings above the performance goals. Bonuses will be paid from the pool at the discretion of the Chief Executive Officer. All eligible participants will receive a minimum of one-half of the participant's pro-rated share of the pool provided the participant's performance is at a "meets expectations" level or above, and no one individual will receive more than two times his or her pro-rata share. Senior Executives that have been in their position less than 12 months as of December 31, 2005 will receive a pro-rated bonus based on their total time in the Senior Executive position.